EXECUTIVE COMPENSATION AGREEMENT
     THIS EXECUTIVE COMPENSATION AGREEMENT ("Agreement") is made and entered into and effective the 16th day of December, 2002, by and between Ronald W. Parker (hereinafter referred to as "Executive") and Pizza Inn, Inc. (hereinafter referred to as the "Company").
                              W I T N E S S E T H:
     WHEREAS, the Company currently employs Executive as its President and Chief Executive Officer, and the Company and Executive desire to continue and extend such employment on the terms and conditions set forth;
NOW THEREFORE, for and in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:
                                   ARTICLE  I

                                  COMPENSATION
1.01 SALARY. During the period of employment of Executive by the Company, the Board of Directors of the Company (the "Board") or the Compensation Committee or Stock Award Plan Committee thereof shall determine, based on the recommendations of the Compensation Committee from time to time, the compensation of Executive, including salary, bonus, grants of stock options, and other benefits; provided, however, that Executive shall receive an annual salary, bonus and all other benefits not less than (i) his then current annual salary, (ii) a bonus equal to fifty percent (50%) of his then current annual salary (the "Section 1.01 Bonus"), and (iii) other benefits, except stock options, including such increases as the Board or Compensation Committee approve from time to time. Such salary shall be payable in such periodic installments as established by the Board of Directors of the Company.
1.02 BENEFITS. Executive shall receive a $150,000 cumulative yearly allowance for additional life and disability benefits, secondary medical benefits, and supplemental retirement benefits, which shall be paid quarterly on a pro rata basis. In addition, Executive shall receive a Company provided vehicle or a car allowance and reimbursement of certain expenses, all as approved from time to time by the Compensation Committee. All benefits listed above in this section 1.02 shall be referred to as the "Defined Benefits."
Executive  may  also  participate  in  the  Company's  benefit  plans.
     1.03 BONUS. The Company agrees to pay Executive the cash bonuses as provided above and as discussed in the Executive Bonus Plan attached as Exhibit
                                                                         -------
A and made a part hereof during the term of this Agreement. The Compensation Committee also has the authority, in its sole discretion, to authorize an additional bonus to Executive at each fiscal quarter end and fiscal year end if the Compensation Committee deems such a bonus appropriate.

                                 ARTICLE  II

                         TERMINATION  OF  EMPLOYMENT
2.01 TERMINATION BY THE COMPANY FOR CAUSE. In addition to any other remedies which the Company may have at law or in equity, the Company may at any time terminate Executive's employment for Cause. The Company shall provide at least ten (10) days prior written notice to Executive of its intention to discharge Executive for Cause, and such notice must specify in detail the nature of the Cause alleged and provide Executive an opportunity to be heard by the Board prior to the expiration of such ten-day period (in addition to any applicable cure period). "Cause" shall mean the occurrence of any of the following events:
          (a) the Executive engages in any violation of this Agreement which is not cured, or with respect to which Executive is not diligently pursuing a cure, within ten (10) business days of the Company giving notice to Executive to do so;

          (b) the Executive is convicted of any felony or of any misdemeanor involving dishonesty such as theft, forgery or fraud, or having been indicted for, or had an information filed on him for, such a crime, enters a plea of guilty or nolo contendere;

          (c) the Executive engages in any intentional act of fraud against the Company, any of its subsidiaries or any of their employees or properties, which is not cured, or with respect to which Executive is not diligently pursuing a cure, within ten (10) business days of the Company giving notice to Executive to do so;

          (d) the Executive engages in the intemperate use of alcohol or drugs on a repeated basis in a manner which, in the good faith opinion of the Company's Board of Directors, is impairing the Executive's ability to perform his duties or obligations hereunder and such intemperate use thereafter continues in such a manner following written notice thereof to Executive, with at least thirty (30) days to correct following such notice;

          (e) the Executive engages in conduct giving rise to a breach of a monetary obligation to the Company and such breach continues following written notice thereof to Executive, with at least thirty (30) days to correct following such notice; or

          (f) the Executive willfully fails to substantially perform his duties within fifteen (15) business days after written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties.

2.02 TERMINATION BY EXECUTIVE IN WINDOW PERIOD. Executive's employment may be terminated by Executive with or without any reason at any time within twelve months after a Change of Control (the "Window Period") by giving the Company at least ten days prior written notice of such termination. "Change of Control" shall mean any of the following:
          (a) all or substantially all of the assets of the Company are sold, leased, exchanged or otherwise transferred to any person or entity or group of persons or entities acting in concert as a partnership, limited partnership, syndicate or other group (a "Group of Persons") other than a person or entity or Group of Persons at least 50% of the combined voting power of which is held by Executive; or
          (b) the Company is merged or consolidated with or into another corporation with the effect that the then existing stockholders of the Company hold less than 50% of the combined voting power of the then outstanding securities of the surviving corporation of such merger or the corporation resulting from such consolidation ordinarily having the right to vote in the election of directors; or
          (c) a person or entity or Group of Persons (other than (i) the Company or (ii) an employee benefit plan sponsored by the Company) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company representing 50% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; or
          (d) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
2.03 TERMINATION BY EXECUTIVE FOR GOOD REASON. Executive may terminate his employment for good reason at any time during the term of this Agreement (the "Good Reason Period"). For purposes of this Agreement, "good reason" shall mean, without the Executive's express written consent, that, (i) Executive is required to relocate, (ii) Executive is assigned a position other than that of President and Chief Executive Officer or diminished responsibilities with the Company, (iii) Executive is assigned responsibilities or travel requirements inconsistent with the office of President and Chief Executive Officer, (iv)
Executive is assigned office facilities or support staff inferior to that currently provided, or (v) Executive's then current annual base salary, Section
1.01 Bonus or Defined Benefits, as the same may be increased from time to time, are reduced.
2.04 NOTICE AND DATE OF TERMINATION. Any termination by the Company or by Executive shall be communicated by written notice. "Date of Termination" means
(i) if Executive's employment is terminated by the Company for Cause or by Executive, the date of receipt of the notice of termination or any later date specified therein, as the case may be, or (ii) if Executive's employment is terminated by the Company other than for Cause, the Date of Termination shall be the date on which the Company notifies Executive of such termination.
                                   ARTICLE  III

                    OBLIGATIONS  OF  THE  COMPANY  UPON  TERMINATION
3.01 WINDOW PERIOD; OTHER THAN FOR CAUSE. If the Company terminates Executive's employment other than for Cause or Executive terminates employment during the Window Period or Executive terminates his employment for good reason during the Good Reason period, the Company shall pay to Executive in a lump sum in cash within thirty (30) days after the Date of Termination an amount equal to: (a) four (4) multiplied by (b) the sum of (i) Executive's then current annual salary (provided that such salary shall be deemed to be no lower than Executive's highest salary during any one of the immediately preceding three fiscal years) plus (ii) the highest amount of bonus and any other cash compensation (except salary) received by Executive during any one of the immediately preceding three (3) fiscal years.
3.02 OUTSIDE THE WINDOW PERIOD; FOR CAUSE. If (a) Executive terminates employment outside of the Window Period without good reason, (b) Executive's employment is terminated by the Company for Cause, (c) Executive terminates his employment outside the Good Reason Period, or (d) Executive's employment is terminated due to death or disability (as defined in the Company's long-term disability plan), this Agreement shall terminate without further obligations to Executive other than the obligation to pay to Executive, within thirty (30) days of the Date of Termination, salary plus accrued bonus and other benefits due Executive through the Date of Termination and the amount of any compensation previously deferred by Executive, in each case to the extent theretofore unpaid.
3.03 NOT A PENALTY OR FORFEITURE. The parties hereto acknowledge and agree that any payment under this Agreement is not a penalty or a forfeiture; rather, the amount specified is a reasonable and fair reflection of damages that Executive may incur in the event of Executive's termination.
          3.04 TAX LIMITATION. (a) If any payment received or to be received by Executive in connection with a Change in Control of the Company or termination of Executive's employment (whether payable pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, any person whose actions result in a Change in Control of the Company, or any person affiliated with the Company or such person (the "Total Payments")), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will pay to Executive, within 30 days of any payments giving rise to excise tax, an additional amount (the "gross-up payment") such that the net amount retained or to be retained by Executive, after deduction of any excise tax on the total payments and any federal and state and local income tax and excise tax on the gross-up payment provided for by this section, will equal the total payments.

          (b) For purposes of determining the amount of the gross-up payment, Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year that the payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the executive's residence on the date of termination or the date that excise tax is withheld by the Company, net of the maximum reduction in federal income taxes that could be obtained by deducting such state and local taxes.

          (c) For purposes of determining whether any of the total payments would not be deductible by the Company and would be subject to the excise tax, and the amount of such excise tax, (i) total payments will be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Internal Revenue Code, and all parachute payments in excess of the base amount within the meaning of Section 280G(b)(3) will be treated as subject to the excise tax unless, in the opinion of tax counsel selected by the Company's independent auditors and acceptable to Executive such total payments (in whole or in part) are not parachute payments, or such parachute payments in excess of the base amount (in whole or in part) are otherwise not subject to the excise tax, and
(ii) the value of any non-cash benefits or any deferred payment or benefit will be determined by the Company's independent auditors in accordance with Sections 280G(d)(3) and (4) of the Internal Revenue Code.

                                  ARTICLE  IV

                                      TERM
4.01 The term (the "Term") of this Agreement shall commence on the date of this Agreement as set forth above (the "Effective Date") and shall continue through December 31, 2007. During each fiscal year of the Company, beginning with the fiscal year ending in June, 2003, the Board may extend the Term by an additional year, by adopting an appropriate resolution which expressly extends the Term for such additional year but without the need to execute an amendment to this Agreement.
                                   ARTICLE  V

                               NONCOMPETE,  ETC.
     5.01     TRADE SECRETS AND NONCOMPETITION.  (a)  Trade Secrets.  During his
                                                      -------------
employment by the Company and at all times thereafter, Executive shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Company or any affiliate or subsidiary of the Company, any material referred to in Paragraph 5.02(a) or (b) or any information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets or other knowledge or processes of a proprietary nature belonging to, or developed by, the Company or any other confidential information relating to or dealing with the business operations or activities of the Company or any affiliate or subsidiary of the Company, made known to Executive or learned or acquired by Executive while in the employ of the Company.
     (b)     Non-Competition.  In  consideration of Executive's participation in
             ---------------
the Executive Bonus Plan and receipt of specialized training and proprietary information during the term hereof and other good and valuable consideration, in the event that the employment of Executive hereunder terminates for any reason, Executive shall not become employed by, consult with or otherwise assist in any manner any company (or any affiliate thereof) the primary business of which involves or relates to the sale of pizza in the continental United for a period of years equal to the number by which Executive's annual salary and bonus is multiplied pursuant to any payments made to Executive under Paragraph 3.01.
     (c)     Remedies.  Executive  acknowledges  that the restrictions contained
             --------
in the foregoing Paragraphs 5.01(a) and (b) (the "Restrictions"), in view of the nature of the business in which the Company and its affiliates and subsidiaries are engaged, are reasonable and necessary in order to protect the legitimate interests  of  the  Company  and  its  affiliates and subsidiaries, and that any violation thereof would result in irreparable injury to the Company, and Executive therefore further acknowledges that, in the event Executive violates, or threatens to violate, any such Restrictions, the Company and its affiliates and subsidiaries shall be entitled to obtain from any court of competent jurisdiction, without the posting of any bond or other security, preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies in law or equity to which the Company or any affiliate or subsidiary of the Company may be entitled.
     (d)     Invalid  Provisions.  If  any  Restriction, or any part thereof, is
             -------------------
determined  in  any  judicial  or  administrative  proceeding  to  be invalid or unenforceable, the remainder of the Restrictions shall not thereby be affected and shall be given full effect, without regard to the invalid provisions.
     (e)     Judicial  Reformation.  If the period of time or the area specified
             ---------------------
in the Restrictions should be adjudged unreasonable in any judicial or administrative proceeding, then the court or administrative body shall have the power to reduce the period of time or the area covered and, in its reduced form, such provision shall then be enforceable and shall be enforced.
     (f)     Tolling.  If  Executive  violates  any  of  the  Restrictions,  the
             ------
restrictive period shall not run in favor of Executive from the time of the commencement of any such violation until such time as such violation shall be cured by Executive to the satisfaction of the Company.
5.02     PROPRIETARY  INFORMATION.  (a)  Disclosure  of  Information.  It  is
                                         ---------------------------
recognized that Executive will have access to certain confidential information of the Company and its affiliates and subsidiaries, and that such information constitutes valuable, special and unique property of the Company and its affiliates and subsidiaries. Executive shall not at any time disclose any such confidential information to any party for any reason or purpose except as may be made in the normal course of business of the Company or its affiliates and subsidiaries and for the Company's or its affiliates' or subsidiaries' benefits.
     (b)     Return  of Information.  All advertising, sales and other materials
             ----------------------
or articles of information, including without limitation data processing reports, invoices, or any other materials or data of any kind furnished to Executive by the Company or developed by Executive on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with Executive' employment hereunder, are and shall remain the sole and confidential property of the Company; if the Company requests the return of such materials at any time during, upon or after the termination of Executive's employment, Executive shall immediately deliver the same to the Company.
                                ARTICLE  VI

                           TITLE  AND  AUTHORITY
6.01 In performing the duties of President and Chief Executive Officer hereunder, Executive shall give the Company the benefit of his special knowledge, skills, contacts and business experience and shall devote substantially all of his business time, attention, ability and energy exclusively to the business of the Company. It is agreed that Executive may have other business investments and participate in other business ventures which may, from time to time, require minor portions of his time, but which shall not interfere or be inconsistent with his duties hereunder.
                                ARTICLE  VII

                                  ARBITRATION
7.01 Any controversy or claim arising out of or relating to this Agreement or the breach thereof of Executive's employment relationship with the Company shall be settled by arbitration in the City of Dallas in accordance with the laws of the State of Texas by one arbitrator. The American Arbitration Association shall provide each party with a list of five arbitrators and each party to the arbitration shall be allowed to strike up to two of the arbitrators from the list provided. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.
                                ARTICLE  VIII

                                 MISCELLANEOUS
8.01 NOTICES. Any notices to be given hereunder by either party to the other shall be in writing and may be effected either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the following addresses:
     If  to  Company:     Pizza  Inn,  Inc.
                          3551  Plano  Parkway
                          The  Colony,  Texas  75056
                          Attn:  Corporate  Secretary

If  to  Executive:        Ronald  W.  Parker
                          Pizza  Inn,  Inc.
                          3551  Plano  Parkway
                          The  Colony,  Texas  75056

Any party may change his or its address by written notice in accordance with this Paragraph 8.01. Notice delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three days after proper mailing.
8.02 LAW GOVERNING AGREEMENT. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and all obligations shall be performable in Denton County, Texas.
8.03 WAIVERS. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any of the terms or provisions of this Agreement except by written instrument of the party charged with such waiver or estoppel, and, if the Company is the waiving party, such waiver must be approved by the Board. Further, it is agreed that no waiver at any time of any of the terms or provisions of this Agreement shall be construed as a waiver of any of the other terms or provisions of this Agreement, and that a waiver at any time of any of the terms or provisions of this Agreement shall not be construed as a waiver at any subsequent time of the same terms or provisions.
8.04 AMENDMENTS. No amendment or modification of this Agreement shall be deemed effective unless and until executed in writing by all of the parties hereto  and  approved  by  the  Board.
8.05 SEVERABILITY AND LIMITATION. All agreements and covenants contained herein are severable and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. Should any court or other legally constituted authority determine that for any such agreement or covenant to be effective that it must be modified to limit its duration or scope, the parties hereto shall consider such agreement or covenant to be amended or modified with respect to duration and scope so as to comply with the orders of any such court or other legally constituted authority, and, as to all other portions of such agreements or covenants, they shall remain in full force and effect as originally written.
8.06 HEADINGS. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions thereof.
8.07 SURVIVAL. Articles III, V and VII shall survive termination of this Agreement.
     EXECUTED  as  of  the  date  and  year  first  above  written.
PIZZA  INN,  INC.
                               By: /s/B. Keith Clark
                               Name: B. Keith Clark
                               Title:Senior VP, General Counsel

                               EXECUTIVE
                                /s/Ronald W. Parker

                              Ronald  W.  Parker

                              EXECUTIVE BONUS PLAN
                              --------------------
     The Company agrees to pay Executive the cash bonuses provided below, during the term of the Employment Agreement, in the manner and under the terms described herein. The Compensation Committee also has the authority, in its sole discretion, to authorize an additional bonus to Executive at each fiscal quarter end and fiscal year end if the Compensation Committee deems such a bonus appropriate. The Compensation Committee shall also consider non-recurring events as relevant for determining discretionary bonuses, if any, and as such events may effect the criteria listed below.
On a quarterly basis, the Compensation Committee of the Company shall determine the bonus or bonuses to be paid to Executive using the guidelines listed below. The Compensation Committee shall make such determination, and all relevant bonuses shall be paid, no later than twenty (20) days after fiscal quarter end or fiscal year end, as appropriate.
The Compensation Committee shall review the following criteria to determine calculation of all non-discretionary bonuses. A maximum bonus allocated as a percentage of salary for each listed criteria shall be twenty percent (20%) for each Group A criteria and ten percent (10%) for each Group B criteria. Specific considerations listed in each individual criteria are intended to be illustrative of matters relevant for consideration, not an exhaustive list. Consideration will also be given to decisions negatively impacting the given criteria over a short term to better enhance long term Company prospects.

Group  A  Criteria
Revenue growth will be analyzed quarterly, giving due consideration to commodity price fluctuations. Revenue growth will be reviewed at the top line, in separate profit centers and in new business opportunities.
Net income growth will be analyzed quarterly. Net income growth will be reviewed at the top line, in separate profit centers, and in new business opportunities.
New store openings will be analyzed quarterly. The review will include number of openings, type of unit, and strength of opening. Consideration will also be given to area developer agreements, master license agreements, and multiple unit commitments.
Store sales will be analyzed quarterly, giving due consideration to market conditions and industry trends. The review will consider same store sales, new store sales, company store sales and relevant current and prior year promotional efforts.
Stock price movement will be analyzed quarterly, as well as Company efforts to increase its visibility in the marketplace.

Group  B  Criteria
Unit closings will be analyzed, reviewing the number of closings, unit types, reasons for closings, and efforts undertaken to reduce closings.
General and administrative expenses, as a percentage of total revenue, will be analyzed quarterly.